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[HEALTHRITE LETTERHEAD]

711 5th Avenue
New York, NY 10022
Tel: (212) 829-0900
Fax: (212) 829-0901
                                                             December 31, 1997

             VOTE YOUR WHITE PROXY FOR A RETURN TO PROFITABILITY.
                        SUPPORT YOUR INCUMBENT BOARD.

DEAR SHAREHOLDER:

On January 9, you will have the opportunity to elect a Board of Directors for 1998. As you know by now, former HealthRite Chief Executive Brad MacDonald is running a slate of candidates in opposition to your Board of Directors.

We have serious reservations about the MacDonald slate which we have detailed in previous letters.

o BRAD MACDONALD LOST NEARLY $1,000,000 FOR HEALTHRITE IN THE 7 1/2 MONTHS HE WAS CHIEF EXECUTIVE OFFICER IN 1997 -- BEFORE THE SIX OTHER DIRECTORS UNANIMOUSLY DEMANDED HIS RESIGNATION.

o MacDonald also terminated or received resignations from 39 employees -- many of them key executives -- in his 18 months as CEO and COO.

o The Board terminated MacDonald primarily for his inability to profitably run HealthRite. But you should be aware that there was at least one case when MacDonald was insubordinate to the other Directors and refused to carry out a Board action to terminate two employees he had hired.

o Reed Vordenburg -- whom Mr. MacDonald wants to appoint as President if his slate is elected -- worked as a HealthRite commissioned sales representative for 17 months, but generated revenues of only $12,000 in that time. This poor record occurred despite Vordenburg's purporting to have several large prospective accounts, which MacDonald now describes as important sources for increased sales. Ask yourself what makes them think they can sell to those accounts now if they couldn't sell to them before?

o RONALD HAUGE RESIGNED AS PRESIDENT OF MONTANA IN NOVEMBER 1991 FOLLOWING THE INSTITUTION BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OF A PROCEEDING AGAINST MONTANA ALLEGING ACTS AND PRACTICES RELATING TO FINANCIAL INFORMATION FILED BY MONTANA IN VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934. IN FEBRUARY 1992, HE WAS PERMANENTLY ENJOINED BY THE UNITED STATES DISTRICT COURT FROM ACTS AND PRACTICES WHICH CONSTITUTE VIOLATIONS OF THE ANTI-FRAUD, FILING AND RECORD KEEPING PROVISIONS OF THE ACT.

o You may be surprised to learn that Mr. Hauge is MacDonald's choice to be CEO of Montana Naturals. For reasons unknown to us, Mr. MacDonald declined to include that material information in his initial proxy statement as well as his supplement.

MR. MACDONALD'S FAILED RECORD SPEAKS FOR ITSELF, AND NOW HE SEEKS TO FOIST MORE OF THE SAME FAILED POLICIES ON OUR COMPANY AGAIN.
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                         OUR BACK-TO-BASICS STRATEGY
                   FOLLOWING MACDONALD'S FAILED LEADERSHIP.

MANAGEMENT
----------

o Appointed Douglas Okland (1 1/2 years general manager of Montana Naturals) President of Montana and David Illingworth (13 year natural food industry veteran) President of Jason, as co-chief operating officers of the Company.

o Interviewed and are continuing to interview candidates for the position of Chief Executive Officer.

MONTANA NATURALS
----------------

o  Refocusing Montana Naturals sales efforts in the health food channel.

o  Added two regional salespeople.

o Developed aggressive sales program combined with consumer and trade advertising.

o  Reduced annual costs (including corporate) by approximately $600,000.

o  Adding new products in herbals and women's supplements.

o  Repositioning the Nautilus line.

o  Added new website (www.mtnaturals.com).

o  Continued evaluation and planning for Montana Naturals plant expansion.

JASON PHARMACEUTICALS
---------------------

o  Reviewed entire line in light of changes in the weight loss market.

o  Introduced and are developing new products.

o Completed the first new advertising campaign in two years including advertising placements in industry trade magazines.

o  Developed new promotional products initiative.

o  Added new website (www.medifax.net).

o  Pursued sales expansion through weight-loss centers.

o  Expanded telemarketing program.

                               DON'T BE FOOLED.
                 THE ISSUE IS MACDONALD'S PERFORMANCE AS CEO.

In an attempt to deflect scrutiny from his poor record, MacDonald has criticized the current Board, and particularly Chairman Warren Haber and Chief Financial Officer John Teeger, for fees earned through their affiliate Founders Management Services, Inc.

Founders was employed in January 1994, to provide strategic planning, financial advisory and investment banking services to the Company. Under such guidance during the past four years, the Company has:

o  In January 1994, conducted an initial public offering.

o  In August 1994, merged with Montana Naturals.
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o  In January 1995, acquired Jason Pharmaceuticals.

o  In September 1996, sold $865,000 of convertible preferred stock.

o In June 1997, sold the Vitamin Specialties division comprising, retail stores and direct mail distribution.

o  In October 1997, closed on a $4.5 million bank loan by Montana.

o  In December 1997, closed on a $1.0 million bank loan by Jason.

No fees were charged for the October and December 1997 financings. Fees with respect to the other transactions have been significantly less than industry norms, and have all been approved by the Company's directors. To suggest otherwise is groundless, manipulative and deceptive on MacDonald's part.

       WHY HEALTHRITE WAS FORCED TO SUE MR. MACDONALD IN FEDERAL COURT.

You should be aware that HealthRite has filed a complaint in the U.S. District Court for the Southern District of New York against Mr. MacDonald.

o AMONG OTHER THINGS, OUR COMPLAINT ALLEGES FRAUDULENT INDUCEMENT, BREACH OF CONTRACT, BREACH OF FIDUCIARY DUTY AND THEFT OF PROPRIETARY CORPORATE PROPERTY BY MR. MACDONALD.

o We believe MacDonald violated private agreements with HealthRite. Shareholders must be aware of these actions if they are to make a full and informed decision about the qualifications of Mr. MacDonald and his slate.

o In particular, you should know that after MacDonald was terminated in August 1997, HealthRite agreed to provide him with a consulting contract which paid him at the rate of $170,000 per year until December 31, 1997.

o WE BELIEVE MR. MACDONALD'S COMMENCEMENT OF A PROXY CONTEST AGAINST YOUR CURRENT BOARD VIOLATED HIS CONTRACT WHICH FORBIDS HOSTILE ACTIONS AGAINST THE COMPANY.

             THE JANUARY 9 ANNUAL MEETING IS APPROACHING QUICKLY.
                         VOTE YOUR WHITE PROXY TODAY!

We postponed our Annual Meeting to January 9 in order to give stockholders a reasonable opportunity to review material information provided by HealthRite in response to MacDonald's proxy material. MacDonald's original material was dated December 5, 1997 and a supplement was subsequently issued.

No matter how many shares you own, your vote and participation in this election contest for HealthRite's Board of Directors is important. Please take a moment to mark, sign, date and mail the enclosed proxy today.

REMEMBER -- IF YOU HAVE SIGNED A GREEN MACDONALD CARD, YOU HAVE EVERY LEGAL RIGHT TO CHANGE YOUR MIND AND SIGN A WHITE MANAGEMENT PROXY CARD. ONLY THE CARD WITH THE LATEST DATE WILL BE COUNTED IN THE FINAL TALLY.

If you have already signed a WHITE management card, do not sign a green MacDonald proxy, even if you vote against their director nominees. Doing so may cancel your vote in support of management's nominees.
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We appreciate your continuing support of HealthRite.

                                            On behalf of your Board of
                                            Directors,

                                            Sincerely,


    /s/ Warren Haber                       /s/ John L. Teeger
    ----------------                       ------------------
    WARREN HABER                           JOHN L. TEEGER
    Chairman                               Vice Chairman



              /s/ Douglas A. Okland                      /s/ David Illingworth
              --------------------------                 ---------------------
              DOUGLAS OKLAND                             DAVID ILLINGWORTH
              Co-Chief Operating Officer                 Co-Chief Operating
                                                         Officer

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IF YOU HAVE QUESTIONS ABOUT VOTING YOUR SHARES, PLEASE CONTACT MACKENZIE
PARTNERS, INC., WHICH IS ASSISTING US WITH THIS TRANSACTION, TOLL-FREE AT
(800) 322-2885. YOU MAY BE ELIGIBLE TO FAX YOUR VOTE. PLEASE CALL FOR INSTRUCTIONS.
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